                                                                   EXHIBIT 10.35

                                    AGREEMENT

     This Agreement (the "Agreement") is entered into by and between IntraLase Corp. on behalf of itself, and its affiliates, subsidiaries, predecessors, successors and assigns (collectively, "IntraLase"), on the one hand, and Escalon Medical Corp. ("Escalon Medical"), and Escalon Holdings, Inc. ("Escalon Holdings"), on behalf of themselves and each of their affiliates, subsidiaries, predecessors, successors and assigns, on the other hand (collectively "the Escalon Parties"). IntraLase, Escalon Medical and Escalon Holdings are at times individually each referred to herein as the "Party" and at times collectively referred to herein as the "Parties."

                                   SECTION ONE

                                   BACKGROUND

     1.1 In 1997, IntraLase and Escalon Medical entered into an agreement under which IntraLase became the exclusive licensee of certain patents, technology and intellectual property owned by Escalon Medical. This agreement was amended and restated in October 2000. The original and amended license agreement are collectively referred to as the "License Agreement." A true and correct copy of the License Agreement is attached as Exhibit A. In November 2004, Escalon Medical assigned the License Agreement and all intellectual property covered thereby to Escalon Holdings.

     1.2 On or about June 21, 2004, IntraLase filed an action against Escalon Medical in the United States District Court for the Central District of California captioned, IntraLase Corp. v. Escalon Medical Corp., Case No. SACV 04-724 ("Original California Action"), by which it sought a declaration of its rights with respect to the disputed interpretations of various terms of the License Agreement. On or about May 5, 2005, the court entered judgment in the Original

California Action. IntraLase has appealed that judgment to the United States Court of Appeals for the Ninth Circuit, and the appeal is pending.

     1.3 On or about May 9, 2005, IntraLase filed an action against Escalon Medical in the United States District Court for the Central District of California captioned, IntraLase Corp. v. Escalon Medical Corp., Case No. SACV 05-440 ("Second California Action"). The Second California Action was dismissed without prejudice on January 11, 2006.

     1.4 On or about May 16, 2005, Escalon Medical filed a breach of contract action against IntraLase in the Delaware Chancery Court captioned, Escalon Medical Corp. v. IntraLase Corp., Case No. 1344-N ("Delaware License Action").

     1.5 On or about September 2, 2005, Escalon Medical and Escalon Holdings filed an action against IntraLase under Delaware Corporation Law Section 220 in the Delaware Chancery Court captioned, Escalon Medical Corp. and Escalon Holdings, Inc. v. IntraLase Corp., Case No. 1605-N ("220 Action").

     1.6 In connection with certain disputed royalty payments, IntraLase caused the establishment of an escrow account ("Escrow") and deposited certain sums into the Escrow.

     1.7 The Parties, and each of them, now desire fully and finally to compromise, settle and mutually release any and all claims, rights, obligations, defenses, demands, costs, contracts, liabilities, actions or causes of action between them relating to or arising from the License Agreement, the Original California Action, the Second California Action, the Delaware License Action, and the 220 Action, as set forth below. The Original California Action, the Second California Action, the Delaware License Action, and the 220 Action are sometimes collectively referred to as "the Actions."

                                   SECTION TWO

                               TERMS OF AGREEMENT

     The Parties, and each of them, mutually agree as follows:

     2.1 Within ten (10) business days of the execution of this Agreement by all Parties, IntraLase will pay to Escalon Holdings, or its designee, the aggregate lump sum of $9,600,000.00 in cash (the "Payment").

     2.2 In consideration of the Payment, (a) all disputes between the Parties will be resolved; (b) the Parties will enter into mutual releases as more fully described in Section Three below; (c) the Parties will dismiss the Actions as more fully described in Paragraph 2.8 below; (d) all outstanding and future royalty amounts or obligations, including all disputed amounts and the amount due for the fourth quarter of 2006 shall be deemed satisfied; (e) the Escrow shall be released as more fully described in Paragraph 2.5 below; and (f) the Escalon Parties shall assign the "Intellectual Property" as more fully described in Paragraph 2.3 below and IntraLase shall have no further obligations under the License Agreement, which shall terminate by mutual agreement.

     2.3 Effective immediately upon receipt of the Payment by Escalon Holdings, the Escalon Parties hereby assign, sell, transfer and convey to IntraLase, its successors and assigns, their respective full and complete rights, title, and interest in and to the "Intellectual Property," free and clear of any and all claims, liens and encumbrances. Neither of the Escalon Parties, nor any of their affiliates, subsidiaries, predecessors, successors and assigns shall retain any right, title and interest therein. As used herein, "Intellectual Property" shall include any intellectual property licensed to IntraLase pursuant to the License Agreement entered into between IntraLase and Escalon Medical Corp. in 1997, which was amended and restated in October 2000 (the "License Agreement") (including without limitation the "Licensed Patents" and the

"Technology" as those terms are defined in the License Agreement) and any intellectual property and related rights derived or arising from the intellectual property licensed to IntraLase pursuant to the License Agreement, including without limitation, all intellectual property that is specified in Exhibit A and Exhibit B to the Assignment of Intellectual Property Agreement between the Parties dated February 27, 2007. Without limiting the generality of the foregoing, "Intellectual Property" shall also include with respect to any intellectual property and related rights derived or arising from the intellectual property licensed to IntraLase pursuant to the License Agreement, without limitation, any continuations, continuations-in-part, divisionals, reissues or reexaminations thereof, and any other rights which claim priority to or through the foregoing, and foreign counterparts thereto, and any derivative works developed therefrom, and any similar property or rights, however denominated, anywhere in the world, including all priority rights under the International Convention. Simultaneously with receipt of the Payment by Escalon Holdings, the Escalon Parties shall execute the "Assignment of Intellectual Property Agreement" in the form attached as Exhibit B to this Agreement to document such assignment. The Assignment of Intellectual Property is hereby incorporated into this Agreement by reference. To the extent any party other than Escalon Medical or Escalon Holdings owns or controls any of the Intellectual Property, they shall cause such party to enter into an assignment agreement substantially similar to the Assignment of Intellectual Property to document the assignment of such Intellectual Property to IntraLase. The failure of the Parties to enter into the Assignment of Intellectual Property is not a condition precedent and shall not limit the effectiveness of the assignment set forth in this Paragraph 2.3.

     2.4 Escalon Holdings and Escalon Medical shall execute all such documents and take all such actions, at its expense, as may reasonably be required to fully vest in IntraLase all right, title and interest in and to all of the Intellectual Property conveyed hereunder.

     2.5 Simultaneous with receipt of the Payment, Escalon Medical and/or Escalon Holdings shall sign such documents and take all actions as are necessary to release to IntraLase the funds that IntraLase has deposited in the Escrow.

     2.6 The Effective Date of this Agreement ("Effective Date") shall be the date on which all Parties have executed this Agreement.

     2.7 On or after the Effective Date of this Agreement, Escalon Medical, IntraLase, or any of them may issue a press release that has been previously approved in writing by the other Party. Such approval shall not be unreasonably withheld. If Escalon Medical or IntraLase makes a request of the other for approval of a press release, the Party to whom the request is made shall respond in writing within 24 hours. Such press release(s) shall state only that the Parties have settled their disputes; IntraLase has paid $9,600,000.00; and IntraLase will obtain full ownership of all intellectual property presently licensed under the License Agreement.

     2.8 Within two (2) business days of receipt of the Payment by Escalon Holdings, and IntraLase's receipt of fully executed documents required by Paragraphs 2.4 and 2.5, the Parties will cause the Original California Action, the Delaware License Action and the 220 Action to be dismissed with prejudice, using the forms attached hereto as Exhibit C.

                                  SECTION THREE

                                    RELEASES

     3.1 IntraLase, on behalf of itself and its affiliates, subsidiaries, predecessors, successors, and assigns (the "IntraLase Releasing Persons"), and each of them, hereby releases the Escalon Parties, and each of its respective officers, directors, employees, attorneys, affiliates, subsidiaries, predecessors, successors, and assigns, and each of them (all of whom are referred to collectively as the "Escalon Released Persons"), from any and all potential or actual claims, rights, obligations, defenses, demands, fee awards, fees, costs, contracts, liabilities, actions and causes of action of every kind or nature, whether in law or in equity or otherwise, known or unknown, suspected or unsuspected, whether or not concealed or hidden, that the IntraLase Releasing Persons ever had, now have, or will have against any of the Escalon Released Persons relating to or arising from the License Agreement, the Intellectual Property or any of the Actions including, without limitation, any claims or causes of action that were brought or could have been brought in any of the Actions.

     3.2 The Escalon Parties, on behalf of themselves and each of their respective affiliates, subsidiaries, predecessors, successors, and assigns (the "Escalon Releasing Persons"), and each of them, hereby releases the IntraLase Releasing Persons, and each of them, and each of their respective officers, directors, employees, attorneys, affiliates, subsidiaries, predecessors, successors (including but not limited to Advanced Medical Optics, Inc.), and assigns, and each of them (all of whom are referred to collectively as the "IntraLase Released Persons"), from any and all potential or actual claims, rights, obligations, defenses, demands, fee awards, fees, costs, contracts, liabilities, actions and causes of action of every kind or nature, whether in law or in equity or otherwise, known or unknown, suspected or unsuspected, whether or not concealed or hidden, that the Escalon Releasing Persons ever had, now have, or will have against any of the IntraLase Released Persons relating to or arising from the License Agreement, the Intellectual Property or any of the Actions including, without limitation, any claims or causes of action that were brought or could have been brought in any of the Actions.

     3.3 The Parties, and each of them, hereby expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code ("Section 1542") and all similar provisions of the laws of any other state, territory or other jurisdiction. Section 1542 reads in pertinent part:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties, and each of them, expressly agree that all release provisions in this Agreement shall be given full force and effect, including those terms and provisions relating to concealed, unknown, unsuspected or future claims, circumstances, demands and causes of action. The Parties, and each of them, each assume for themselves the risk of subsequent discovery or understanding of any matter, fact or law, that if now known or understood, would in any respect have affected its entering into this Agreement.

     3.4 The Parties, and each of them, agree that neither the releases contained in Paragraphs 3.1 and 3.2, nor the waiver contained in Paragraph 3.3 above shall have any force or effect prior to the Effective Date of this Agreement. The Parties, and each of them, further agree that in the event there is no Effective Date, or this Agreement otherwise fails to be effective for any reason, the releases contained in Paragraphs 3.1 and 3.2, above and the waiver contained in Paragraph 3.3 above shall be null and void.

     3.5 The Parties, and each of them, agree that Advanced Medical Optics, Inc. is a third party beneficiary of the releases and waivers contained in Section Three of this Agreement.

     3.6 Nothing in this Agreement shall be deemed an admission of wrongdoing, liability, infringement or invalidity by any Party.

     3.7 Nothing in Paragraphs 3.1, 3.2 or 3.3 or the above releases and waivers shall release or waive any present or future obligations under this Agreement or the Assignment of Intellectual Property Agreement.

                                  SECTION FOUR

                         WARRANTIES AND REPRESENTATIONS

     4.1 Each Party represents and warrants that it is an organization duly organized, validly existing and in good standing under the laws of its respective state of organization.

     4.2 Each Party represents and warrants that it has full power and authority to enter into this Agreement and perform its obligations hereunder, and that this Agreement and the terms and conditions herein have been authorized and approved by all necessary corporate action. Further, each Party represents and warrants that each person executing this Agreement on such Party's respective behalf is duly authorized and has full authority to execute this Agreement and bind such Party hereto.

     4.3 Each Party represents and warrants that the execution and delivery by such Party of this Agreement, and the performance by the Party of its obligations under this Agreement does not and will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws (or equivalent organizational documents) of such Party, or (b) conflict with or result in a violation or breach of any applicable law, rule or regulation.

     4.4 Other than expressly set forth in this Agreement, the Parties, and each of them, represent and warrant that they have not heretofore assigned or transferred or purported to assign or transfer to any person or entity any of the claims, rights, obligations, defenses, demands, costs, contracts, liabilities, actions or causes of action released herein, or any portion thereof including, without limitation, any of the Actions.

          4.5 With respect to the Intellectual Property being assigned hereunder, Escalon Holdings and Escalon Medical, on behalf of themselves, each other, and each of their respective affiliates, subsidiaries, predecessors, successors and assigns hereby represents and warrants as follows:

          (a) Escalon Holdings and/or Escalon Medical are the sole and exclusive owners of all right, title and interest in and to all Intellectual Property. Each item of Intellectual Property is owned solely and exclusively by either Escalon Holdings or Escalon Medical, free and clear of all claims, liens and encumbrances and the Escalon Parties have all requisite power and authority to grant the assignment contemplated by this Agreement. Prior to the effectiveness of the assignment contemplated herein, there has not been any transfer (by way of license, assignment or otherwise) to any third party of any right, title or interest in or to any Intellectual Property, nor has Escalon Holdings or Escalon Medical licensed or otherwise authorized any third party to retain any right to use any Intellectual Property as defined herein.

          (b) At the time of consummation of the transactions set forth herein, all Intellectual Property: (i) will be solely and exclusively owned by IntraLase; (ii) will be freely useable by IntraLase; and (iii) will be freely transferable, licensable, conveyable, and/or assignable by IntraLase to any entity located in any jurisdiction in the world other than to entities located in jurisdictions to which exports are generally prohibited pursuant to the export laws and regulations of the United States or as otherwise prohibited by applicable law; in each case without any restriction, constraint, control, payment obligation, supervision, or limitation whatsoever.

          (c) Neither this Agreement nor any of the transactions contemplated hereby will result in the grant of any right or license with respect to the Intellectual Property or any intellectual property of IntraLase to any third party pursuant to any contract or license to which either of the Escalon Parties is a party or by which any of their respective assets and properties are bound.

          (d) To the best of the Escalon Parties' knowledge and belief, the Intellectual Property is valid. Escalon Medical and Escalon Holdings, to the best of their knowledge and information, have taken all necessary and appropriate steps to which they have been legally obligated pursuant to the License Agreement to protect and preserve ownership of Intellectual Property and secure valid written assignments from all consultants, employees and other third parties who contributed to the creation or development of the Intellectual Property.

          (e) No Intellectual Property is subject to any order, action or proceeding, settlement, or "march in" right that restricts, or that could reasonably be expected to restrict, in any manner the use, transfer or licensing of any Intellectual Property by IntraLase or that may affect the validity, use or enforceability of such Intellectual Property.

     4.6 The warranties and representations made herein are material and shall survive the execution, delivery and performance of this Agreement, and shall be binding upon the Parties' respective heirs, representatives, assigns and successors. However, IntraLase hereby agrees and acknowledges that the warranties and representations in Sections 4.5(d) and (e) shall not apply to any Intellectual Property to the extent that IntraLase has not paid applicable maintenance fees in any jurisdiction, resulting in the termination of IntraLase's rights in such Intellectual Property due to "abandonment." Any investigation, diligence or review by any party shall not in any way impair the viability and full effect of any provision of this Agreement including, but not limited to, the representations and warranties.

                                  SECTION FIVE

                               EFFECTIVE AGREEMENT

     5.1 This Agreement shall be binding on and inure to the benefit of the IntraLase Released Persons and the Escalon Released Persons, and each of them, and each of their respective heirs, representatives, successors and assigns. The Parties enter into this Agreement on behalf of themselves and their respective affiliates and subsidiaries and shall cause such affiliates and subsidiaries to comply with the terms and conditions hereof.

     5.2 The Parties, and each of them, agree that no promise or inducement has been offered or made for this Agreement except as herein set forth, that this Agreement is executed without reliance on any statements or any representations or warranties not contained herein, and that this Agreement reflects the entire settlement and agreement between the Parties. The Parties, and each of them, agree that there are no agreements, undertakings, restrictions, warranties or representations between them relating to the License Agreement or the Actions other than those set forth in this Agreement and that no oral or written understandings, statements, promises or inducements contrary or in addition to the terms of this Agreement exist. All earlier understandings, oral agreements, statements, promises, representations and warranties relating to the License Agreement or the Actions, whether express or implied, are expressly superseded by the terms of this Agreement and have no further force or effect.

     5.3 No purported amendment, modification, alteration or termination of this Agreement shall be effective unless in writing and signed by authorized representatives of the signatories to this Agreement.

                                   SECTION SIX

                                  MISCELLANEOUS

     6.1 This Agreement, the rights and obligations of the Parties, and each of them, and any claims asserted regarding or pursuant to this Agreement shall be interpreted, construed and enforced in accordance with and governed by the internal substantive and procedural laws, statutes and rules of the State of Delaware, without regard to Delaware's choice of law principles. Any controversy, dispute or claim arising out of or in connection with this Agreement shall be finally submitted to a mutually acceptable arbitrator for final and binding arbitration and the successful or prevailing party shall be entitled to reasonable attorneys' fees, expert and consultant fees, arbitrator's fees and other costs actually incurred in connection with the arbitration, in addition to any other relief to which the successful or prevailing party may be entitled. The Federal Rules of Civil Procedure and the Federal Rules of Evidence shall apply to the proceeding, however, there shall be no oral testimony taken prior to the proceeding or presented during the proceeding, unless so requested by the arbitrator. Rather, each party shall provide the arbitrator with a written summary of its legal position and relevant supporting documents. Based upon the information provided by the Parties, the arbitrator shall render a decision which shall be final, unappealable and binding, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be authorized to award any relief to the Party so entitled to such relief, including the relief set forth in Paragraph 6.2 below.

     6.2 The Parties further acknowledge that the covenants and agreements set forth in this Agreement are of a special, unique, unusual, extraordinary and intellectual character, giving them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages; and that a breach or threatened breach of such covenants and agreements would cause an aggrieved Party irreparable injury and damages. Accordingly, without limiting any of an aggrieved Party's other rights or remedies available hereunder or at law or equity, the Parties agree that an aggrieved Party shall be entitled to injunctive or other equitable relief as a remedy for any breach or threatened breach of this Agreement.

     6.3 The descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     6.4 This Agreement has been jointly negotiated and drafted. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties. Whenever required for proper interpretation, the words in singular shall include the plural. As used herein, the word "person" shall include entities, whether corporate, partnership or other, as well as individuals.

     6.5 Except as expressly provided herein, this Agreement shall not confer any right or benefit upon, or release from liability any person who is not a party to this Agreement.

     6.6 Provided the remainder of this Agreement does not frustrate the purpose and intent of the law and the Parties in entering into this Agreement, in the event that any portion of this Agreement shall be determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portions of this Agreement.

     6.7 With the exception of obligations created by this Agreement, each of the Parties shall be responsible for paying its own fees and costs incurred in or arising out of the Actions including, without limitation, the fees and costs incurred in or arising out of the preparation of this Agreement.

     6.8 Any and all notices, consents, or demands permitted or required to be made or given under this Agreement shall be in writing, signed by the Party giving such notice, consent, or demand and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the Party at its address set forth below:

          If to IntraLase:
                                        IntraLase Corp.
                                        9701 Jeronimo Road
                                        Irvine, CA 92618
                                        Attn: General Counsel

          with a copy to:
                                        Irell & Manella LLP
                                        840 Newport Center Drive,
                                        Suite 400
                                        Newport Beach, CA 92660
                                        Attn: Andra Greene, Esq.

          If to Escalon Medical:

                                        Escalon Medical Corp.
                                        565 E. Swedesford Road,
                                        Suite 200
                                        Wayne, PA 19087
                                        Attn: General Counsel

          with a copy to:
                                        Edwards, Angell Palmer & Dodge
                                        919 N. Market Street,
                                        Suite 1500
                                        Wilmington, DE 19801
                                        Attn: John Reed, Esq.

          If to Escalon Holdings, Inc.:

                                        Escalon Holdings, Inc.
                                        1314 King Street
                                        Wilmington, DE 19801

          with a copy to:

                                        Edwards, Angell Palmer & Dodge
                                        919 N. Market Street,
                                        Suite 1500
                                        Wilmington, DE 19801
                                        Attn: John Reed, Esq.

     6.9 No Party may assign this Agreement without the prior written consent of the other Parties, except that any Party may assign this Agreement in connection with a merger, acquisition, reorganization or sale of all or substantially all of such Party's assets or equity, provided that such assignee agrees to be bound by the terms and conditions of this Agreement.

     6.10 Except as provided in Paragraph 2.7, the terms and conditions of this Agreement shall be kept strictly confidential and the Parties and their respective employees, agents and representatives shall not, directly or indirectly, disclose or cause to be disclosed the specific terms of this Agreement to any person except to a court for the purposes of enforcing the terms of this Agreement, or to their attorneys or accountants or as otherwise required by law or regulation, including without limitation SEC requirements.

     6.11 Each of the Parties agrees that in connection with this Agreement it has obtained the advice of counsel, has been advised of the effect, significance and consequence of this Agreement, and understands its effect, significance and consequence. Each of the Parties further agrees that it has carefully read each and every term of this Agreement, has familiarized itself thoroughly with its content, and signs this Agreement freely and voluntarily.

     6.12 This Agreement may be executed in counterparts, and by fax, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned acknowledge that they have read the foregoing Agreement and fully understand it:

                                        INTRALASE CORP.

Dated: February 27, 2007


                                        By: /s/ Robert J. Palmisano
                                            ------------------------------------
                                        Name: Robert J. Palmisano
                                        Title: President and CEO

                                        ESCALON MEDICAL CORP.

Dated: February 27, 2007


                                        By: /s/ Richard J. DePiano
                                            ------------------------------------
                                        Name: Richard J. DePiano
                                        Title: Chairman and CEO


                                        ESCALON HOLDINGS, INC.

Dated: February 27, 2007


                                        By: /s/ Richard J. DePiano
                                            ------------------------------------
                                        Name: Richard J. DePiano
                                        Title: Chairman and CEO


APPROVED AS TO FORM:

                                        EDWARDS ANGELL PALMER & DODGE LLP

Dated: February 27, 2007


                                        By: /s/ John L. Reed
                                            ------------------------------------
                                        John L. Reed
                                        Attorneys for Escalon Medical Corp. and
                                        Escalon Holdings, Inc.


                                        IRELL & MANELLA LLP

Dated: February 27, 2007


                                        By: /s/ Andra Barmash Greene
                                            ------------------------------------
                                        Andra Barmash Greene
                                        Attorneys for IntraLase Corp.

                                    EXHIBIT A

                                LICENSE AGREEMENT

                                    EXHIBIT B

                       ASSIGNMENT OF INTELLECTUAL PROPERTY

                                    EXHIBIT C

                        FORMS OF DISMISSAL WITH PREJUDICE


                                      -19-